NEWS RELEASE
Media Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Investor Contact:
Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports Second Quarter 2019 Financial Results
- Revenue grew 20 percent quarter-over-quarter;
Gross margin expanded to 41 percent, up 4 percentage points year-over-year -

SANTA CLARA, Calif. - July 30, 2019 - AMD (NASDAQ:AMD) today announced revenue for the second quarter of 2019 of $1.53 billion, operating income of $59 million, net income of $35 million and diluted earnings per share of $0.03. On a non-GAAP(*) basis, operating income was $111 million, net income was $92 million and diluted earnings per share was $0.08.
GAAP Quarterly Financial Results

	Q2 2019	Q2 2018	Y/Y	Q1 2019	Q/Q
Revenue ($B)	$1.53	$1.76	Down 13%	$1.27	Up 20%
Gross margin	41%	37%	Up 4 pp	41%	Flat
Operating expense ($M)	$562	$499	Up $63	$543	Up $19
Operating income ($M)	$59	$153	Down $94	$38	Up $21
Net income ($M)	$35	$116	Down $81	$16	Up $19
Earnings per share	$0.03	$0.11	Down $0.08	$0.01	Up $0.02

Non-GAAP(*) Quarterly Financial Results

	Q2 2019	Q2 2018	Y/Y	Q1 2019	Q/Q
Revenue ($B)	$1.53	$1.76	Down 13%	$1.27	Up 20%
Gross margin	41%	37%	Up 4 pp	41%	Flat
Operating expense ($M)	$512	$467	Up $45	$498	Up $14
Operating income ($M)	$111	$186	Down $75	$84	Up $27
Net income ($M)	$92	$156	Down $64	$62	Up $30
Earnings per share	$0.08	$0.14	Down $0.06	$0.06	Up $0.02

“I am pleased with our financial performance and execution in the quarter as we ramped production of three leadership 7nm product families,” said Dr. Lisa Su, AMD president and CEO.  “We have reached a significant inflection point for the company as our new Ryzen, Radeon and EPYC processors form the most competitive product portfolio in our history and are well positioned to drive significant growth in the second half of the year.”

Q2 2019 Results

•	Revenue was $1.53 billion, down 13 percent year-over-year due to lower revenue in both segments. Revenue was up 20 percent quarter-over-quarter due to higher revenue in both segments.

•	Gross margin was 41 percent, up 4 percentage points year-over-year, primarily driven by increased RyzenTM and EPYCTM processor sales. Gross margin was flat quarter-over-quarter.

•
Operating income was $59 million compared to $153 million a year ago and $38 million in the prior quarter. Non-GAAP operating income was $111 million compared to $186 million a year ago and $84 million in the prior quarter. The year-over-year decline was primarily due to lower revenue and higher operating expenses.

•
Net income was $35 million compared to $116 million a year ago and $16 million in the prior quarter. Non-GAAP net income was $92 million compared to $156 million a year ago and $62 million in the prior quarter.

•
Diluted earnings per share was $0.03, compared to $0.11 a year ago and $0.01 in the prior quarter. Non-GAAP diluted earnings per share was $0.08, compared to $0.14 a year ago and $0.06 in the prior quarter.

•	Cash, cash equivalents and marketable securities were $1.1 billion at the end of the quarter.

Quarterly Financial Segment Summary

•
Computing and Graphics segment revenue was $940 million, down 13 percent year-over-year and up 13 percent quarter-over-quarter. Revenue was lower year-over-year primarily due to lower graphics channel sales, partially offset by increased client processor and datacenter GPU sales. The quarter-over-quarter increase was primarily due to higher GPU sales.

•	Client processor average selling price (ASP) was up year-over-year driven by Ryzen processor sales. Client processor ASP was down quarter-over-quarter due to a higher mix of mobile processor sales.

•	GPU ASP increased year-over-year primarily driven by datacenter GPU sales. GPU ASP was down slightly quarter-over-quarter due to lower datacenter GPU sales and higher graphics channel sales.

•
Operating income was $22 million, compared to $117 million a year ago and $16 million in the prior quarter. The year-over-year decrease was primarily due to lower revenue. The quarter-over-quarter increase was due to higher GPU sales.

•
Enterprise, Embedded and Semi-Custom segment revenue was $591 million, down 12 percent year-over-year and up 34 percent sequentially. The year-over-year revenue decrease was primarily due to lower semi-custom product revenue, partially offset by higher EPYC processor sales. The quarter-over-quarter increase was driven by higher semi-custom and EPYC processor revenue.

•
Operating income was $89 million, compared to $69 million a year ago and $68 million in the prior quarter. The year-over-year and quarter-over-quarter increases were primarily driven by higher EPYC processor sales.

•	All Other operating loss was $52 million compared to $33 million a year ago and $46 million in the prior quarter.

Q2 2019 PR Highlights

•	AMD launched its highly anticipated client and graphics processors based on advanced new architectures and leading-edge 7nm process technology.

◦
The “Zen 2” CPU core delivers up to an estimated 15 percent instructions per clock (IPC) uplift over the “Zen” architecture, outperforming the historical generational performance improvement industry trend.

◦
AMD Ryzen Desktop Processors are available now with up to 12 cores and 24 threads based on the new “Zen 2” core architecture to deliver leadership performance for gamers, creators and everyday PC users.

▪
AMD unveiled the new X570 chipset for AMD Socket AM4, enabling the world’s first PCIe® 4.0 ready platform for consumers. Motherboard manufacturers are expected to introduce more than 50 models using the new AMD X570 chipset by year end, creating the widest selection of motherboards at launch in AMD history.

◦
AMD introduced RDNA, a new foundational gaming architecture designed to drive the future of PC, console and cloud gaming. RDNA provides up to 1.25X higher performance-per-clock and up to 1.5X higher performance-per-watt compared to AMD’s previous generation Graphics Core Next architecture.

◦
AMD Radeon™ RX 5700 series graphics cards, built on the new AMD RDNA gaming architecture, deliver superior visual fidelity, performance and advanced features for the latest AAA and eSports titles at their respective price points.

•
AMD announced that it is working with Cray, the U.S. Department of Energy and Oak Ridge National Laboratory to build what is expected to be the world’s fastest supercomputer - Frontier. Based on future-generation high performance custom AMD EPYC CPUs and Radeon Instinct GPUs optimized for artificial intelligence (AI), Frontier is expected to deliver greater than 1.5 exaflops of processing performance.

•	2nd Gen EPYC processors are advancing the use of AI across diverse research fields on Indiana University’s Cray Shasta™ supercomputer.

•	Microsoft announced that AMD will power its upcoming next generation game console, codenamed Project Scarlett, with a custom, high performance SoC combining the AMD Ryzen “Zen 2” CPU core and a next generation GPU based on the Radeon RDNA gaming architecture including hardware-accelerated ray tracing.

•
Samsung and AMD announced a multi-year strategic partnership through which Samsung will license AMD graphics IP to advance graphics technologies and solutions for mobile applications including smartphones.

•
Apple announced an all-new Mac Pro featuring AMD Radeon Pro Vega II GPUs that deliver exceptional computational performance by harnessing the power of the 7nm process technology, “Vega” graphics architecture and AMD Infinity Fabric™ Link GPU interconnect technology.

•
Acer announced the upcoming availability of the new Acer Nitro 5 and Swift 3 laptops, based on 2nd Gen AMD Ryzen Mobile processors, adding to the more than 40 new consumer and commercial notebooks based on the latest Ryzen Mobile and Ryzen Mobile PRO processors launched this year from all leading global OEMs.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the third quarter of 2019, AMD expects revenue to be approximately $1.8 billion, plus or minus $50 million, an increase of approximately 18 percent sequentially and approximately 9 percent year-over-year. The sequential and year-over-year increases are expected to be driven by Ryzen, EPYC and Radeon product sales. AMD expects non-GAAP gross margin to be approximately 43 percent in the third quarter of 2019.
For full year 2019, AMD now expects revenue to increase a mid-single digit percent over 2018 driven by significant sales growth of our new Ryzen, EPYC and Radeon processors, partially offset by lower than expected semi-custom revenue. Revenue excluding semi-custom is expected to grow approximately 20 percent year over year. AMD expects non-GAAP gross margin to be approximately 42 percent for 2019.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:30 p.m. PT (5:30 p.m. ET) today to discuss its second quarter 2019 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)	Three Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018
GAAP gross margin	$621	$521	$652
GAAP gross margin %	41%	41%	37%
Stock-based compensation	2	1	1
Non-GAAP gross margin	623	522	653
Non-GAAP gross margin %	41%	41%	37%

GAAP operating expenses	$562	$543	$499
Stock-based compensation	43	40	32
Loss contingency on legal matter	7	5	—
Non-GAAP operating expenses	$512	$498	$467

GAAP operating income	$59	$38	$153
Stock-based compensation	45	41	33
Loss contingency on legal matter	7	5	—
Non-GAAP operating income	111	84	186

	Three Months Ended
	June 29, 2019		March 30, 2019		June 30, 2018
GAAP net income / earnings per share (1)	$35	0.03	$16	0.01	$116	0.11
Loss on debt redemption	—	—	8	0.01	—	—
Non-cash interest expense related to convertible debt	6	—	6	0.01	6	—
Stock-based compensation	45	0.04	41	0.04	33	0.03
Equity loss in investee	—	—	1	—	1	—
Loss contingency on legal matter	7	0.01	5	—	—	—
Provision (benefit) for income taxes (2)	(1)	—	(15)	(0.01)	—	—
Non-GAAP net income / earnings per share (3)	$92	$0.08	$62	$0.06	$156	$0.14

Shares used and net income adjustment in earnings per share calculation
Shares used in per share calculation (GAAP)	1,109		1,094		1,147
Interest expense add-back to GAAP net income	$—		$—		$11
Shares used in per share calculation (Non-GAAP)	1,210		1,195		1,147
Interest expense add-back to Non-GAAP net income	$5		$5		$5

(1) For three months ended June 30, 2018, GAAP diluted EPS calculation includes the 100.6 million shares related to the Company’s 2026 Convertible Notes and the associated $11 million interest expense add-back to net income under the "if converted" method.

(2) The adjustment in the three months ended March 30, 2019 represents a reduction of US taxes due to the completion of certain internal tax structuring. The associated tax benefit on a Non-GAAP basis is being recognized throughout 2019.

(3) For all three periods, Non-GAAP diluted EPS calculation includes the 100.6 million shares related to the Company’s 2026
Convertible Notes and the associated $5 million interest expense add-back to net income under the "if converted" method.

About AMD
For 50 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies - the building blocks for gaming, immersive platforms and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD's ability to drive significant growth in the second half of 2019; the features, functionality, performance, availability, timing and expected benefits of AMD products; the expected availability of motherboard models using AMD's X570 chipset for AMD Socket AMD4, the features, functionality and expectations of custom EPYC™ CPUs and Radeon™ Instinct GPUs based exascale system named Frontier; and AMD’s expected third quarter of 2019 and fiscal 2019 financial outlook, including revenue, as well as the expected drivers of such revenue, and non-GAAP gross margin, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; the ability of GLOBALFOUNDRIES Inc. to satisfy AMD’s manufacturing requirements; the ability of third party manufacturers to manufacture AMD's products on a timely basis in sufficient quantities and using competitive technologies; the ability of third party manufacturers to achieve expected manufacturing yields for AMD’s products; AMD's ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; AMD's ability to generate sufficient revenue and operating cash flow or obtain external financing that may adversely impact planned investments in research and development or other strategic investments; the loss of a significant customer; AMD's ability to generate revenue from its semi-custom SoC products; global economic uncertainty may adversely impact AMD’s business and operating results; potential security vulnerabilities that could have a material adverse effect on AMD; potential IT outages, data loss, data breaches and cyber-attacks; AMD's ability to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD's large amount of indebtedness could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the restrictions imposed by agreements governing AMD’s notes and the secured credit facility; the competitive markets in which AMD’s products are sold; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters; the potential dilutive effect if the 2.125% Convertible Senior Notes due 2026 are converted; uncertainties involving the ordering and shipment of AMD’s products; the market conditions of the industries in which AMD products are sold; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD's reliance on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components; AMD's reliance on Microsoft Corporation and other software vendors' support to design and develop software to run on AMD’s products; AMD’s reliance on third-party distributors and add-in-board (AIB) partners; future impairments of goodwill and technology license purchases; AMD’s ability to attract and retain qualified personnel; AMD's ability to repurchase its outstanding debt in the event of a change of control; the cyclical nature of the semiconductor industry; future acquisitions, divestitures and/or joint ventures could adversely affect AMD's business; modification or interruption of AMD’s internal business processes and information systems may disrupt its business, processes and internal controls; the availability of essential equipment, materials or manufacturing processes; compatibility of AMD’s products with some or all industry-standard software and hardware; costs related to defective products; the efficiency of AMD's supply chain as it responds to changes in customer demand for its products; AMD's ability to rely on third party supply-chain logistics functions; AMD’s stock price volatility; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s ability to effectively control the sales of its products on the gray market; AMD's ability to adequately protect its technology or other intellectual property in the United States and abroad; current and future claims and litigation; and environmental laws, conflict minerals-related provisions and other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended March 30, 2019.

*
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD has also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Athlon and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net revenue	$1,531	$1,272	$1,756	$2,803	$3,403
Cost of sales	910	751	1,104	1,661	2,154
Gross margin	621	521	652	1,142	1,249
Gross margin %	41%	41%	37%	41%	37%
Research and development	373	373	357	746	700
Marketing, general and administrative	189	170	142	359	276
Licensing gain	—	(60)	—	(60)	—
Operating income	59	38	153	97	273
Interest expense	(25)	(27)	(31)	(52)	(62)
Other income (expense), net	3	(7)	1	(4)	2
Income before income taxes and equity loss	37	4	123	41	213
Provision (benefit) for income taxes	2	(13)	6	(11)	14
Equity loss in investee	—	(1)	(1)	(1)	(2)
Net Income	$35	$16	$116	$51	$197
Earnings per share
Basic	$0.03	$0.01	$0.12	$0.05	$0.20
Diluted	$0.03	$0.01	$0.11	$0.05	$0.19
Shares used in per share calculation
Basic	1,084	1,044	972	1,064	970
Diluted	1,109	1,094	1,147	1,102	1,043

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	June 29, 2019 (1) (2)	December 29, 2018 (2)
Assets
Current assets:
Cash and cash equivalents	$963	$1,078
Marketable securities	165	78
Accounts receivable, net	1,333	1,235
Inventories, net	1,015	845
Prepayment and receivables - related parties	30	34
Prepaid expenses and other current assets	248	270
Total current assets	3,754	3,540
Property and equipment, net	458	348
Operating lease right-of use assets	212	—
Goodwill	289	289
Investment: equity method	58	58
Other assets	331	321
Total Assets	$5,102	$4,556

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt, net	$—	$136
Accounts payable	828	834
Payables to related parties	201	207
Accrued liabilities	727	783
Other current liabilities	48	24
Total current liabilities	1,804	1,984
Long-term debt, net	1,031	1,114
Long-term operating lease liabilities	211	—
Other long-term liabilities	155	192

Stockholders' equity:
Capital stock:
Common stock, par value	11	10
Additional paid-in capital	9,325	8,750
Treasury stock, at cost	(50)	(50)
Accumulated deficit	(7,385)	(7,436)
Accumulated other comprehensive loss	—	(8)
Total Stockholders' equity	1,901	1,266
Total Liabilities and Stockholders' Equity	$5,102	$4,556

(1) During the first quarter of 2019, the Company adopted the new lease accounting standard, ASC 842, Leases, which resulted in an increase to assets and liabilities for leases primarily related to office buildings. The adoption of this standard had no impact to the Company's results of operations or statement of cash flows.

(2) During the second quarter of 2019, GLOBALFOUNDRIES Inc. (GF) ceased being a related party of the Company. All prior period GF related party balances have been reclassified to conform to the current period presentation.

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions)

	Three Months Ended	Six Months Ended
	June 29, 2019	June 29, 2019
Net cash provided by (used in)
Operating activities	$30	$(183)
Investing activities	$(7)	$(180)
Financing activities	$(38)	$248

SELECTED CORPORATE DATA
(Millions)

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Segment and Category Information
Computing and Graphics (1)
Net revenue	$940	$831	$1,086	$1,771	$2,201
Operating income	$22	$16	$117	$38	$255
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$591	$441	$670	$1,032	$1,202
Operating income	$89	$68	$69	$157	$83
All Other (3)
Net revenue	$—	$—	$—	$—	$—
Operating loss	$(52)	$(46)	$(33)	$(98)	$(65)
Total
Net revenue	$1,531	$1,272	$1,756	$2,803	$3,403
Operating income	$59	$38	$153	$97	$273

Other Data
Capital expenditures	$58	$62	$43	$120	$89
Adjusted EBITDA (4)	$163	$130	$228	$293	$424
Cash, cash equivalents and marketable securities	$1,128	$1,194	$983	$1,128	$983
Free cash flow (5)	$(28)	$(275)	$(99)	$(303)	$(252)
Total assets	$5,102	$4,931	$4,103	$5,102	$4,103
Total debt	$1,031	$1,094	$1,393	$1,031	$1,393

(1)
The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete and integrated graphics processing units (GPUs), data center and professional GPUs, and development services. The Company also licenses portions of its intellectual property portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services and technology for game consoles. The Company also licenses portions of its intellectual property portfolio.

(3)	All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense.

(4)	Reconciliation of GAAP Operating Income to Adjusted EBITDA*

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
GAAP operating income	$59	$38	$153	$97	$273
Stock-based compensation	45	41	33	86	65
Depreciation and amortization	52	46	42	98	86
Loss contingency on legal matter	7	5	—	12	—
Adjusted EBITDA	$163	$130	$228	$293	$424

(5)	Free Cash Flow Reconciliation**

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
GAAP net cash provided by (used in) operating activities	$30	$(213)	$(56)	$(183)	$(163)
Purchases of property and equipment	(58)	(62)	(43)	(120)	(89)
Free cash flow	$(28)	$(275)	$(99)	$(303)	$(252)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP operating income for stock-based compensation and depreciation and amortization expense. In addition, the Company also included a loss contingency on legal matter in the three and six months ended June 29, 2019 and the three months ended March 30, 2019. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest income and expense and income taxes that can affect cash flows.

**
The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. All periods presented conform to the current period presentation.

The Company has provided reconciliations within the earnings press release of these Non-GAAP financial measures to the most directly comparable GAAP financial measures.